SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

(Name of Registrant as Specified In Its Charter) Fidelity School Street Trust
(if you checked "filed by registrant above" do not fill this in: Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4) Date Filed:

August 20, 2001

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Address

City, St. Zip

Dear Fidelity International Bond Fund Shareholder:

On June 14, 2001, the Board of Trustees of Fidelity School Street Trust approved a proposal to merge Fidelity International Bond Fund into Fidelity Strategic Income Fund. The proposed merger should provide shareholders with an opportunity to invest in a fund with broader investment policies and a lower management fee.

The proposed merger requires approval by the shareholders of Fidelity International Bond Fund. A proxy statement providing more details will be mailed to shareholders in October 2001*. Please take some time to review the proxy statement before voting your shares. If approved, we anticipate the merger will be completed by the end of January 2002. In anticipation of the merger, Fidelity International Bond Fund was closed to new investors at the end of business on June 29, 2001.

We believe the merger is in the best interest of our shareholders. Fidelity International Bond Fund shareholders will benefit from Fidelity Strategic Income Fund's lower management fee and total expenses. The principal difference between the funds is that Fidelity International Bond Fund concentrates its investments in foreign debt securities and emerging markets, while Fidelity Strategic Income Fund is more diversified**, investing in high yield, U.S. government and U.S. dollar investment grade securities, as well as foreign and emerging market debt.

Thank you for your continued support of Fidelity® funds. If you have any questions, or would like to discuss your options further, please contact your investment professional or a Fidelity representative at 800-522-7297.

Sincerely,

/s/ Jonathan L. Rounds

Jonathan L. Rounds

Executive Vive President

Client Services

*Shareholders are urged to read the Proxy Statement and Prospectus (the "Proxy Statement"), which contains important information about the proposed merger. The proxy statement will be filed with the SEC on August 22, 2001, and is available, without charge, on the SEC's web site (www.SEC.gov). Proxy statements will be mailed to investors who are shareholders of the fund as of October 22, 2001.

**Diversification does not guarantee against a loss.

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